Exhibit 10.8

5301 N. Federal Hwy, Suite 120

Boca Raton, FL 33487

EMPLOYMENT AGREEMENT

Richard Galterio

This EMPLOYMENT AGREEMENT (“Agreement”), dated March 26, 2007, is by and between China Direct, Inc. (“CDI” or the “Company”), having its main office at 5301 N. Federal Hwy, Suite 120, Boca Raton, FL 33487, and Richard Galterio.

WHEREAS, the Company is engaged in the business of developing business opportunities in China;

WHEREAS, the Company desires to employ Employee and to enter into an Agreement embodying the terms of such employment; and

WHEREAS, Employee desires to accept such employment and enter into such Agreement;

WHEREAS, the Agreement serves to replace a consulting agreement executed between the parties on December 29, 2006.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.   Term of Employment. Your employment with the Company will be on an at-will basis. This means that, although we hope that your tenure with us will be long and rewarding, your employment is for no specified period of time. You may decide to leave your employment at any time and for any reason. Similarly, the Company may, in its discretion at any time and for any lawful reason choose to end your employment.

2.   Position and Location.

A.        Position. Effective on the Commencement Date, Employee shall serve as Vice President, Investor Relations. At all times, Employee shall have such duties and authority as are commensurate with his then position and shall report to the management of the Company. Employee represents and warrants to the Company that he is free to accept employment with the Company as contemplated herein and has no other written or oral obligations or commitments of any kind or nature which would in any way interfere with his acceptance of employment pursuant to the terms hereof or the full performance of his obligations hereunder or the exercise of his best efforts in his employment hereunder. In the event that Employee is not retained by the Company, the Company will not deemed to be in breach of this Agreement.

B.        Time Devoted. During the Employment Term, Employee will devote such time and efforts as may be necessary or appropriate to fulfill his duties and responsibilities hereunder. The Employee agrees to devote substantially of his time and efforts to the performance of his duties as an employee of CDI and, during his employment by CDI, shall not, directly or indirectly, act for the benefit of any person, firm or corporation other than

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CDI. The Employee also agrees that he is not now, nor will he be, concerned, connected or otherwise affiliated with any other business pursuit whatsoever without the prior written consent of CDI.

C.        Compliance with Laws. Employee acknowledges that the Company is subject to various laws, statutes and high ethical standards by reason of the nature of its business activities, and Employee agrees to fully comply with all laws, rules and statutes and ethical standards applicable to the Company.

3.   Employee Benefits. Following an initial 90 day period, Employee shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time. During each fiscal year of the Company, Employee shall be entitled to reasonable vacation time, provided that the Employee shall evidence reasonable judgment with regard to appropriate vacationing scheduling. Subject to the foregoing, Employee shall be entitled to vacation time as delineated in the Employee Handbook, with any unused vacation time to lapse as of the conclusion of the related fiscal year, unless the Board of Directors shall authorize the accruing of such unused vacation time.

4.   Business Expenses. During the Employment Term, reasonable business expenses incurred by Employee in the performance of Employee’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

5.   Compensation.

A.        Compensation: The Employee shall receive compensation as follows:

	Amount	Ex Price	Issued	Exp.	Vest
Richard Galterio	1,000,000	$0.30	4/1/07	3/1/2012	3/1/2007
Richard Galterio	100,000	$2.50	4/1/07	3/1/2012	3/1/2007
Richard Galterio	100,000	$5.00	4/1/07	3/1/2012	3/1/2007
Richard Galterio	125,000	$7.50	4/1/07	1/1/2013	1/1/2008
Richard Galterio	125,000	$10.00	4/1/07	1/1/2014	1/1/2009

B.        Bonus Compensation: CDI shall in its own discretion award the Employee with additional forms of compensation. This additional compensation will be awarded in the sole discretion of CDI and may be in the form of securities or cash.

6.   Representations and Warranties. The Employee hereby represents, warrants and agrees that: (i) he has required the necessary approval to be employed by CDI. (ii) all statements, representations and warranties made by him in the Employment Application Form in connection with his employment by and association with CDI, are true, correct and complete in all respects; and (iii) he is under no contractual or other restriction or obligation that would be violated by his employment by CDI. Furthermore, Employee agrees to notify the Human Resources Department promptly (Within 5 business days) if the information furnished in his Employee Application Form or Employee Contact Form has changed. The CDI Employee Contact Form serves as a valuable tool to maintain communication with all employees; promptly update your CDI Employee Contact Form if there are any changes.

7.   Compliance with Laws. The Employee hereby agrees that, so long as he is employed by CDI, he will comply with all statutes, laws, rules and regulations of the SEC or various securities exchanges to which CDI is, or may become in the future, a member and all other applicable federal, state and local agencies and authorities, as well as all written internal rules, regulations and procedures established by CDI and in effect and subject to change

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from time to time. The Employee also agrees that he will promptly notify, no later than one (1) business day, the highest ranking CDI Employee as reflected on the organizational chart in the event he becomes aware of or is put on notice concerning any violation of or non-compliance with any of the above laws, rules or regulations or the commencement of any action, suit, proceeding or investigation involving her or CDI. Without limiting the foregoing, the Employee hereby acknowledges that he has received a copy of CDI’s Employee Handbook, has both read and understood such policies and will comply with same in all respects.

8.   Confidentiality. The Employee acknowledges and agrees that, during the period of his employment by CDI, he will have access to confidential, proprietary, strategic and sensitive information relating to CDI’s business and affairs and the business and affairs of its affiliates and clients, including, without limitation, materials used for identifying clients, client information and lists, information concerning ongoing and potential assignments, internal operating procedures, business plans, projections, valuations techniques, financial models and research data. The Employee also acknowledges and agrees that such information is special and unique to CDI and its affiliates and clients. The Employee hereby agrees and convenes that, without CDI’s prior written permission, he will not, directly or indirectly, publish, disclose or make accessible to any other person, firm, corporation, organization or entity, including, without limitation, any member of her family, either during or after the period he is employed by CDI, any confidential, proprietary, strategic or sensitive information whatsoever relating, directly or indirectly, to CDI’s clients, including such clients’ names, business, or affairs or the business or affairs of any of CDI’s affiliates or clients, that he may learn or initiate and develop a business relationship with during his employment by CDI, whether or not such information is specifically designated as confidential, proprietary, strategic or sensitive. In addition, the Employee agrees to return to CDI all tangible evidence of such information in their original form (paper, electronic or magnetic), which may be in her possession, custody or control prior to or at the termination of his employment.

Employee will not at any time (whether during or after Employee’s employment with the Company) disclose or use for Employee’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company, generally, or of any subsidiary or affiliate of the Company, except in the performance of her duties hereunder or in compliance with legal process; provided, however, that the foregoing shall not apply to information which is not unique to the Company, or which is generally known to the industry or the public other than as a result of Employee’s breach of this covenant. In the event that Employee is compelled by legal process to disclose confidential information, he shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such order. Employee agrees that upon termination of Employee’s employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Employee shall be bound by the nondisclosure provisions of this Section 8. Employee further agrees that he will not retain or use for Employee’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

9.   Non-Solicitation. The Employee hereby further agrees that, for a period of five (5) years after the effective date of the termination of her employment by CDI for any reason (or for no reason), he shall not, directly or indirectly, do any of the following: (i) reveal the name of, contract, solicit, persuade, interfere with or endeavor to entice away from CDI or any of its affiliates, any of their respective clients, agents, representatives or

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employees; or (ii) employ or offer to employ any person who, at any time up to the effective date of such termination, was an employee, agent or representative employed or retained by CDI or any of its affiliates within a period of one (1) year after such person is no longer employed or retained by CDI or any of its affiliates. Provided, however, that the restriction set forth in clause (i) above shall not apply to the solicitation of any of the clients serviced by the Employee while employed at CDI. The parties hereto agree that nothing in this Agreement shall restrict or prohibit CDI from soliciting any or all clients serviced by the Employee while he was employed at CDI.

10.   Arbitration; Temporary and Provisional Relief. In consideration of his employment by CDI, the Employee hereby understands and agrees to submit to final and binding arbitration any and all claims, controversies and disputes of any nature whatsoever arising out of or related in any way to this Agreement or to his employment by CDI, including, without limitation, any and all claims, controversies and disputes related to his hiring, the terms of his employment or the termination of his employment.

11.   Indemnification. The Employee hereby agrees that he will be responsible for, will pay and will fully indemnify CDI for, and will hold CDI harmless from any and all losses, claims, damages, penalties, judgments, awards, liabilities, cost, expenses and disbursements, including, without limitation, attorney’s fees and the fees, costs, expenses and disbursements incurred in respect of any action, suit, proceeding or investigation, incurred by CDI based upon, arising out of or in connection with Employee’s negligent or reckless actions, including but not limited to: (i) the Employee’s failure to comply with instructions received from any customer client or professional resource including but not limited to resources both internal and external to CDI (ii) the Employee’s failure to comply with any provision of any applicable federal or state securities or other law, rule or regulation, internal rules, policies or procedures, as described above; and (iii) the Employee’s failure to comply with any provision of this Agreement. CDI agrees that the Employee’s indemnification will pertain solely to accounts and customers directly serviced by the Employee.

Without limiting the generality of the foregoing, the Employee shall be directly and primarily liable to CDI for the failure of any customer or client serviced by the Employee to deliver to CDI any and all securities or funds required to properly close or settle any securities sale or purchase transaction. The Employee expressly understands and agrees that CDI may, at its discretion, deduct from any Compensation due, Salary or otherwise, to the Employee as a result of the provisions of this Section 11.

12.   Authority. The Employee shall have no authority to assume or create any obligation or responsibility whatsoever, express or implied, on behalf of, or in the name of, CDI, China Direct Investments, Inc. or any affiliate or clients.

13.   Survival. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Employee’s termination of employment, irrespective of any investigation made by or on behalf of any party.

14.   Termination.

A.	By Company for Cause, Death or Disability or by Employee’s Voluntary Resignation.

i.    The Employment Term and Employee’s employment hereunder may be terminated by the Company for Cause, Death or Disability and shall terminate automatically upon Employee’s resignation.

ii.   For purposes of this Agreement, “Cause” shall mean (A) willful malfeasance or willful misconduct by Employee in connection with his employment, (B) failure of Employee to perform his material duties under this Agreement after notice of his failure to so perform, written or otherwise (other than as a

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result of physical or mental incapacity), (C) Employee’s material willful and knowing breach of the Agreement that remains uncured for a period of ten (10) business days following Employee’s notice from the Company describing such breach, written or otherwise (D) committing or participating in an injurious act, gross neglect or material omission of responsibilities hereunder after notice thereof, written or otherwise, which remains uncured for a period of ten (10) business days following Employee’s receipt of notice from the Company, written or otherwise, describing such breach; or (E) engaging in a criminal enterprise involving moral turpitude, embezzlement, or conviction of an act or acts constituting a felony under the laws of the United States or any state thereof. For the purposes of this Agreement, no act, or failure to act, on Employee’s part shall be considered “willful” unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. The date of termination for a termination for Cause shall be the date indicated in the Notice of Termination.

iii.  For purposes of this Agreement, “Disability” shall mean Employee’s inability to perform his material duties for a period of at least three (3) consecutive months or an aggregate of five (5) months in any twenty-four (24) month period as a result of a physical or mental incapacity. The Company may terminate Employee due to Disability on thirty (30) days prior written notice given during the period Employee is unable to perform his material duties as a result of a physical or mental incapacity; provided, however, that Employee has not returned to the performance of his material duties prior to the end of the applicable three (3) month or five (5) month period described above.

iv.  If Employee’s employment is terminated by the Company for Cause, Death or Disability or if Employee resigns, Employee shall be entitled to receive the following benefits:

(i)	the Base Salary through the date of termination;

(ii)  any Sign-On or Annual Bonus earned, but unpaid, as of the date of termination for any previously completed fiscal year;

(iii) reimbursement for any unreimbursed business expenses incurred by Employee in accordance with Company policy prior to the date of Employee’s termination; and

(iv) such Employment Benefits, if any, as to which Employee may be legally entitled under the employee benefit plans and equity plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Employee’s employment by the Company for Cause, Death or Disability or resignation by Employee, except as set forth in this Section, Employee shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan, severance policy or severance arrangement of the Company or its affiliates, except as provided in this Agreement.

B.	By the Company Without Cause.

i.    The Employment Term and Employee’s employment hereunder may be terminated by the Company without Cause.

ii.   If Employee’s employment is terminated by the Company without Cause (other than by reason of Death or Disability), Employee shall be entitled to:

iii.	receive the Accrued Rights; and

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iv.	receive continued payment of the Base Salary for two weeks following date of termination.

Following Employee’s termination of employment by the Company without Cause (other than by reason of Employee’s Death or Disability) or by Employee’s resignation, Employee shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan, severance policy or severance arrangement of the Company or its affiliates except as provided in this Agreement.

C.        Notice of Termination. Any purported termination of employment by the Company or by Employee (other than due to Employee’s Death or Disability) before the expiration of the Employment Term shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 19.G. hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

15.   Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter and may be modified only by a written instrument duly executed by each party hereto.

16.   Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The parties hereto expressly understand and agree that failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver by either party must be agreed to by the other party and in writing.

17.   Assignment; Binding Effect. The Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of The Employee’s creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon an inure to the benefit of the Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of CDI and its successors and assigns.

18.   Miscellaneous. This is not an employment agreement for a specified term. The Employee expressly acknowledges that his employment by CDI is “at will,” and that nothing contained herein shall confer upon him any right to continue in the employ of CDI or interfere in any way with the right of CDI to terminate his employment at any time for any reason (or for no reason). The Employee agrees that the existence of this Agreement, and the terms and conditions hereof, shall be kept strictly confidential and shall not be disclosed to any person, entity or organization, except pursuant to court order, regulatory request or to CDI senior management or to the Legal/Compliance.

A.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles thereof.

B.        Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

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C.         No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

D.         Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

E.         Successors; Binding Agreement. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by Employee, but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company’s affiliated, controlled or other companies under common control with the Company.

F.         Headings. The headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

G.         Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	China Direct, Inc. 5301 North Federal Highway, Suite 120 Boca Raton, Florida 33487

If to Employee:	Richard Galterio 13 Wittier Drive Morganville, NJ 07751

H.        Independent Counsel. The Company and Employee agree that each of them have been, or were advised and fully understand, that they are entitled to be represented by independent legal counsel with respect to all matters contemplated herein from the commencement of negotiations at all times through the execution hereof.

The parties hereto understand and agree that this Agreement is contingent upon the successful completion of a standard third party background investigation, based on the employment application the Employee will complete upon starting her employment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ACCEPTED AND AGREED TO:

China Direct, Inc.	Richard Galterio

/s/ David Stein	/s/ Richard Galterio
(sign name)	(sign name)

David Stein, COO	Richard Galterio
(print name)	(print name)
__________________	__________________
(date)	(date)

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